Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and Form S-4 of Teton Energy Corporation (the “Company”) of all references to Netherland, Sewell & Associates, Inc., independent petroleum engineers, and the report prepared by such independent petroleum engineers appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas

March 15, 2006